Exhibit 99.1

DEL TACO HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND

MANAGEMENT’S DISCUSSION AND ANALYSIS

As of June 16, 2015 and December 30, 2014 and

For the Twelve and Twenty-Four Weeks Ended June 16, 2015 and June 17, 2014

(unaudited)

Del Taco Holdings, Inc.

Index to the Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of June 16, 2015 (Unaudited) and December 30, 2014	1
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the Twelve Weeks and Twenty-Four Weeks Ended June 16, 2015 and June 17, 2014	2
Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the Twenty-Four Weeks Ended June 16, 2015	3
Unaudited Condensed Consolidated Statements of Cash Flows for the Twenty-Four Weeks Ended June 16, 2015 and June 17, 2014	4
Notes to Condensed Consolidated Financial Statements (Unaudited)	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

Del Taco Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 16, 2015	December 30, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,509	$8,553
Accounts and other receivables, net	2,422	3,383
Inventories	2,594	2,687
Prepaid expenses and other current assets	3,240	3,816

Total current assets	15,765	18,439

Property and equipment, net	91,894	85,164
Goodwill	281,200	281,200
Trademarks	144,000	144,000
Intangible assets, net	16,687	17,683
Other assets, net	3,564	3,548

Total assets	$553,110	$550,034

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,003	$14,645
Other accrued liabilities	31,539	32,088
Current portion of long-term debt, capital lease obligations and deemed landlord financing liabilities	1,588	1,634

Total current liabilities	50,130	48,367

Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	241,301	321,764

Deferred income taxes	64,736	64,736
Warrant liability	–	8,309
Other non-current liabilities	23,307	25,454

Total liabilities	379,474	468,630

Commitments and contingencies (Note 9)

Shareholders’ equity:
Preferred stock $0.01 par value; 200,000 shares authorized; none issued	—	—
Common stock $0.01 par value; authorized 7,800,000 shares; 6,707,776 and 3,907,835 shares issued and outstanding at June 16, 2015 and December 30, 2014, respectively	67	39
Additional paid-in capital	203,422	110,941
Accumulated other comprehensive loss	(374)	(409)
Accumulated deficit	(29,479)	(29,167)

Total shareholders’ equity	173,636	81,404

Total liabilities and shareholders’ equity	$553,110	$550,034

See accompanying notes.

Del Taco Holdings, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(In thousands)

	12 Weeks Ended June 16, 2015	12 Weeks Ended June 17, 2014	24 Weeks Ended June 16, 2015	24 Weeks Ended June 17, 2014
Revenues:
Company restaurant sales	$93,902	$87,714	$184,785	$171,129
Franchise revenue	3,147	3,015	6,148	5,783
Franchise sublease income	554	515	1,088	1,002

Total revenue	97,603	91,244	192,021	177,914
Operating expenses:
Restaurant operating expenses:
Food and paper costs	26,859	25,889	52,841	50,628
Labor and related expenses	28,486	26,867	56,409	52,672
Occupancy and other operating expenses	19,924	18,886	39,958	37,430
General and administrative	6,550	6,280	13,846	12,329
Depreciation and amortization	3,796	4,327	7,588	8,915
Occupancy and other – franchise subleases	517	489	1,022	954
Pre-opening costs	129	85	248	190
Restaurant closure charges, net	72	(219)	94	(191)
Loss (gain) on disposal of assets	14	(6)	14	(205)

Total operating expenses	86,347	82,598	172,020	162,722

Income from operations	11,256	8,646	20,001	15,192

Other expenses:
Interest expense	4,018	7,189	10,829	15,182
Transaction-related costs	877	—	7,193	—
Debt modification costs	2	1,241	137	1,241
Change in fair value of warrant liability	—	—	(35)	—

Total other expenses	4,897	8,430	18,124	16,423

Income (loss) from operations before provision for income taxes	6,359	216	1,877	(1,231)

Provision for income taxes	1,731	356	2,189	796

Net income (loss)	4,628	(140)	(312)	(2,027)

Other comprehensive (loss) income:
Change in fair value of interest rate cap	(2)	(61)	(23)	(89)
Reclassification of interest rate cap amortization included in net income (loss)	36	2	58	2

Total other comprehensive income (loss), net	34	(59)	35	(87)

Comprehensive income (loss)	$4,662	$(199)	$(277)	$(2,114)

See accompanying notes.

Del Taco Holdings, Inc.

Condensed Consolidated Statements of Shareholders’ Equity

(Unaudited)

(In thousands, except share data)

	Preferred Stock	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
		Shares	Amount
Balance at December 30, 2014	$—	3,907,835	$39	$110,941	$(409)	$(29,167)	$81,404
Net loss					—	(312)	(312)
Other comprehensive income, net of tax	—	—	—	—	35		35

Comprehensive loss							(277)
Stock-based compensation			—	532	—	—	532
Exercise and settlement of warrants		213,025	2	8,272	—	—	8,274
Exercise of options and distribution of restricted stock units, net of tax withholding		237,948	2	(7,535)	—	—	(7,533)
Issuance of common stock		2,348,968	24	91,212	—	—	91,236

Balance at June 16, 2015	$—	6,707,776	$67	$203,422	$(374)	$(29,479)	$173,636

See accompanying notes.

Del Taco Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	24 Weeks Ended June 16, 2015	24 Weeks Ended June 17, 2014
Operating activities
Net loss	$(312)	$(2,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,588	8,915
Amortization of deferred financing costs	835	610
Subordinated note interest paid-in-kind	37	7,780
Debt modification costs	137	1,241
Stock-based compensation	532	522
Change in fair value of warrant liability	(35)	—
Loss (gain) on disposal of assets	14	(205)
Changes in operating assets and liabilities:
Accounts receivable	961	220
Inventories	93	107
Prepaid expenses and other current assets	571	704
Accounts payable	2,358	44
Other accrued liabilities	(95)	4,731
Other non-current liabilities	(1,822)	(510)

Net cash provided by operating activities	10,862	22,132

Investing activities
Purchases of property and equipment	(13,357)	(8,189)
Proceeds from disposal of property and equipment	38	194
Purchases of other assets	(472)	(315)

Net cash used in investing activities	(13,791)	(8,310)

Financing activities
Proceeds from term loan, net of debt discount	23,654	60,388
Proceeds from deemed landlord financing liabilities	—	450
Proceeds from issuance of common stock	91,236	—
Payment of tax withholding related to option exercises and distribution of restricted stock units	(7,533)	—
Payments on term loans	—	(8,500)
Payments on capital leases and deemed landlord financing	(768)	(769)
Payment on subordinated notes	(108,113)	(62,000)
Proceeds from revolving credit facility	10,000	—
Payments on revolving credit facility	(6,000)	—
Payments for debt issue costs	(591)	(392)
Settlement of vested restricted stock units	—	(87)

Net cash provided by (used in) financing activities	1,885	(10,910)

(Decrease) increase in cash and cash equivalents	(1,044)	2,912
Cash and cash equivalents at beginning of period	8,553	6,071

Cash and cash equivalents at end of period	$7,509	$8,983

Supplemental cash flow information:
Cash paid during the period for interest	$8,953	$3,760
Cash paid during the period for income taxes	8	7
Supplemental schedule of non-cash activities:
Accrued property and equipment purchases	$996	$738
Write-offs against bad debt reserves	—	23
Amortization of interest rate cap into net loss, net of tax	58	2
Change in other asset for fair value of interest rate cap recorded to other comprehensive loss, net	(23)	(89)
Warrant liability reclassified to equity upon exercise of warrants	8,274	—

See accompanying notes.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

June 16, 2015

1. Description of Business

Del Taco Holdings, Inc. (Del Taco Holdings) is a Delaware corporation headquartered in Lake Forest, California. The condensed consolidated financial statements include the accounts of Del Taco Holdings and its wholly owned subsidiaries (collectively, the Company). The Company’s activities are conducted principally through its subsidiary Del Taco LLC (Del Taco) which develops, franchises, owns, and operates Del Taco quick-service Mexican-American restaurants. At June 16, 2015, there were 306 company-operated and 241 franchised Del Taco restaurants located in 16 states, including one franchised unit in Guam. At June 17, 2014, there were 302 company-operated and 244 franchised Del Taco restaurants located in 17 states, including one franchised unit in Guam.

2. Basis of Presentation and Summary of Significant Accounting Policies

Liquidity

The Company’s principal liquidity requirements are to service its debt and fund capital expenditure needs. At June 16, 2015, the Company’s total debt (including capital lease liabilities and deemed landlord financing liabilities) was $242.9 million. The Company’s ability to make payments on its indebtedness and to fund planned capital expenditures will depend on available cash and its ability to generate adequate cash flows in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company’s control.

Significant Accounting Policies

There have been no material changes to the significant accounting policies from those disclosed in the Company’s annual consolidated financial statements for the fiscal year ended December 30, 2014.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of June 16, 2015 and June 17, 2014 and for the twelve weeks and twenty-four weeks ended June 16, 2015 and June 17, 2014 have been prepared in accordance with the requirements of Securities and Exchange Commission (SEC) and therefore do not include all information and notes which would be presented were such condensed consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements presented in the Company’s annual consolidated financial statements for the fiscal year ended December 30, 2014 presented in the Levy Acquisition Corporation (LAC) definitive proxy statement filed with the SEC on June 11, 2015. The Company and LAC completed a merger subsequent to the interim period ended June 16, 2015 on June 30, 2015 (see Note 10). In the opinion of the Company, the accompanying condensed

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

consolidated financial statements reflect all adjustments which are necessary for a fair presentation of the results of financial position, operations and cash flows for the periods presented. The results of operations for such interim periods are not necessarily indicative of results of operations to be expected for the full fiscal year.

The Company’s fiscal year ends on the Tuesday closest to December 31. Fiscal years 2015 and 2014 are both fifty-two week periods. In a fifty-two -week fiscal year, the first, second and third quarters each include twelve weeks of operations and the fourth quarter includes sixteen weeks of operations. All comparisons between 2015 and 2014 refer to the twelve weeks (quarter) and twenty-four weeks (year-to-date) ended June 16, 2015 and June 17, 2014, respectively, unless otherwise indicated.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Management believes that such estimates have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the condensed consolidated financial statements. Actual results could differ from these estimates. The Company’s significant estimates include estimates for impairment of goodwill, intangible assets and property and equipment, insurance reserves, restaurant closure reserves, stock-based compensation, contingent liabilities and income tax valuation allowances.

Levy Equity Investment and Merger

On March 20, 2015, Levy Epic Acquisition Company, LLC (Levy Epic) and Levy Epic Acquisition Company II, LLC (Levy Epic II) made a $120 million minority equity investment (Levy Investment) in the Company in connection with a stock purchase agreement dated March 12, 2015. A portion of the proceeds from the Levy Investment were used to purchase new shares of common stock of the Company (Common Stock) and also purchase existing shares of Common Stock from current shareholders and the remaining proceeds, together with a $10 million revolver borrowing and amended term loan proceeds of $25.1 million, were used to fully redeem the outstanding balance of the Sagittarius Restaurants LLC (SAG Restaurants) subordinated notes and F&C Restaurant Holding Co. (F&C RHC) subordinated notes on March 20, 2015 and pay transaction costs (see Note 3).

In addition, the Company entered into an agreement and plan of merger dated March 12, 2015 with Levy Acquisition Corp. (LAC), a publicly traded special purpose acquisition company currently listed on NASDAQ, and Levy Merger Sub, LLC (Levy Sub) whereby Levy Sub will merge into Del Taco Holdings and become a wholly owned subsidiary of LAC. On June 30, 2015, LAC consummated the transactions contemplated by the agreement and plan of merger. Following the completion of the merger, LAC changed its name to Del Taco Restaurants, Inc. and remained a public company listed on NASDAQ (see Note 10). During the twenty-four weeks ended June 16, 2015, the Company incurred transaction-related costs of $7.2 million associated with the Levy Investment and the merger.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

Related Party Transactions

The Company has entered into long-term leases for 22 Del Taco restaurants whereby the lessor is one of four public partnerships where the Company serves as general partner with a 1% ownership interest. The leases require monthly rent payments in an amount equal to 12% of gross sales which were recorded within occupancy and other operating expenses in the condensed consolidated statements of comprehensive loss and totaled $0.6 million and $1.3 million for the twelve and twenty-four weeks ended June 16, 2015, respectively, and $0.6 million and $1.2 million for the twelve and twenty-four weeks ended June 17, 2014, respectively.

At December 30, 2014, the Company had outstanding $108.1 million of subordinated notes due to its three largest shareholders that bore interest at 13.0%. On March 20, 2015, the Company used proceeds from the Levy Investment, a $10 million revolver borrowing and amended term loan proceeds of $25.1 million to fully redeem the then outstanding balance of $111.2 million of subordinated notes. Interest expense related to subordinated notes was zero and $3.1 million for the twelve and twenty-four weeks ended June 16, 2015, respectively, and $3.5 million and $8.2 million for the twelve and twenty-four weeks ended June 17, 2014, respectively. See Note 3 for further discussion regarding the subordinated notes.

Concentration of Risks

As of June 16, 2015, Del Taco Holdings operated a total of 366 restaurants in California (244 company-owned and 122 franchised locations). As a result, the Company is particularly susceptible to adverse trends and economic conditions in California. In addition, given this geographic concentration, negative publicity regarding any of the restaurants in California could have a material adverse effect on the Company’s business and operations, as could other regional occurrences such as local strikes, earthquakes or other natural disasters.

Recently Issued Accounting Standards

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. To simplify presentation of debt issuance costs, the standard requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs would not be affected by the amendments in this update. ASU No. 2015-03 applies to all entities and is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. The standard is to be applied retrospectively. Upon adoption the Company will reclassify the debt issuance costs to be presented net with its debt liability.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which will supersede most existing U.S. GAAP revenue recognition guidance. This new standard requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 contains expanded disclosure requirements relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 permits the use of either the full retrospective or cumulative effect transition method.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

On July 9, 2015, the FASB voted to defer the effective date by one year to December 15, 2017 for interim and annual reporting periods beginning after that date and permitted early adoption of ASU 2014-09, but not before the original effective date of December 15, 2016. The Company has not yet selected a transition method and is evaluating the impact that this new standard will have on the Company’s consolidated financial statements.

3. Debt and Deferred Financing Costs

2013 Senior Credit Facility

On March 20, 2015, the Company completed the Levy Investment (see Note 2), borrowed $10.0 million from the 2013 revolver and amended its 2013 senior credit facility whereby the 2013 term loan was increased by $25.1 million to $227.1 million (the 2015 Debt Refinance). A portion of these proceeds were used to fully redeem the then outstanding balance of the subordinated notes of $111.2 million.

On March 12, 2015, Del Taco satisfied the rating condition in its 2013 senior credit facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25% as of June 16, 2015.

The Company utilized $17.6 million of its 2013 revolver to support outstanding letters of credit at June 16, 2015 and December 30, 2014. As of June 16, 2015 and December 30, 2014, there was $4.0 million and zero borrowings under the 2013 revolver, respectively. Unused 2013 revolver capacity at June 16, 2015 and December 30, 2014 was $18.4 million and $22.4 million, respectively.

The Company was in compliance with the financial covenants under the 2013 senior credit facility as of June 16, 2015 and December 30, 2014.

The Company incurred lender costs and third-party costs associated with the 2015 Debt Refinance of $1.6 million of which $1.5 million was capitalized as lender debt discount and $0.1 million was expensed as debt modification costs in the condensed consolidated statements of comprehensive loss for the twenty-four weeks ended June 16, 2015.

Lender debt discount costs associated with the 2013 Senior Credit Facility are presented net of the 2013 Term Loan in the condensed consolidated balance sheets and are amortized to interest expense over the term of the 2013 Term Loan using the effective interest method. Amortization of deferred financing costs including debt discount totaled $0.4 million and $0.3 million during the twelve weeks ended June 16, 2015 and June 17, 2014, respectively and $0.8 million and $0.6 million during the twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

Subordinated Notes

In connection with the Levy Investment and the 2015 Debt Refinance discussed above, the Company fully redeemed the outstanding balance of the SAG Restaurants subordinated notes (Company Sub Notes) and F&C RHC subordinated notes (F&C RHC Sub Notes) on March 20, 2015 of $111.2 million.

The balance of the Company Sub Notes and F&C RHC Sub Notes was an aggregate of $108.1 million on December 30, 2014. For the twelve weeks ended June 16, 2015 and June 17, 2014, interest expense related to Company Sub Notes and F&C RHC Sub Notes was an aggregate of zero and $3.5 million, respectively. For the twenty-four weeks ended June 16, 2015 and June 17, 2014, interest expense was $3.1 million and $8.2 million, respectively.

4. Derivative Instruments

As of June 16, 2015 and December 30, 2014, the Company had an interest rate cap agreement to hedge cash flows associated with interest rate fluctuations on variable rate debt. This agreement had a notional amount of $87.5 million as of both periods ended June 16, 2015 and December 30, 2014. The individual caplet contracts within the remaining interest rate cap agreement expire at various dates through June 30, 2016. During the twelve weeks and twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively, the Company’s interest rate cap agreement had hedge effectiveness.

Interest Rate Cap Agreement

To ensure the effectiveness of the interest rate cap agreement, the Company elected the three-month LIBOR rate option for its variable rate interest payments on term balances equal to or in excess of the applicable notional amount of the interest rate cap agreement as of each reset date. The reset dates and other critical terms on the term loans perfectly match with the interest rate cap reset dates and other critical terms during the twelve weeks and twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively.

As of June 16, 2015, the Company was hedging forecasted transactions expected to occur through June 30, 2016. As of the July 1, 2015 reset date, however, the Company elected the one-month LIBOR rate option for its variable rate interest payments on term balances equal to or in excess of the applicable notional amount of the interest rate cap agreement, and as a result, this hedge will not remain effective. Therefore, approximately $0.4 million is expected to be reclassified into interest expense from other comprehensive income during fiscal third quarter 2015.

Warrant Liability

On March 20, 2015, warrants to purchase 597,802 shares of Common Stock held by Goldman Sachs Mezzanine Partners (GSMP) were exercised at a strike price of $25.00 per share based on a fair value of $8.3 million determined based on the common stock price of the Levy Investment transaction discussed above in Note 2. GSMP redeemed 384,777 shares upon exercise as payment for the strike price resulting in 213,025 shares of Common Stock issued. The Company recorded a mark-to-market adjustment of $35,000 to reduce the liability during the twenty-four weeks ended June 16, 2015 and then reclassified the balance of the warrant liability of $8.3 million to shareholders’ equity. There were no warrants outstanding as of June 16, 2015.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

5. Fair Value Measurements

The fair values of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate their carrying amounts due to their short maturities. The fair value of the Company’s long-term debt instruments was determined using a market valuation approach, using market-corroborated data such as applicable interest rates for similarly rated companies’ instruments as of the balance sheet dates (Level 2). The interest rate cap agreement and the warrant liability are recorded at fair value in the condensed consolidated balance sheets.

As of June 16, 2015 and December 30, 2014, the Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included the Company’s derivative instruments related to interest rates and warrants to purchase Common Stock, which are not traded on a public exchange. The Company determines the fair values of the interest rate cap contracts based on counterparty quotes, with appropriate adjustments for any significant impact of nonperformance risk of the parties to the interest rate cap contracts. Therefore, the Company has categorized these interest rate cap contracts as Level 2 fair value measurements.

The warrant liability represented warrants to purchase shares of Common Stock, which had limited marketability. As of December 30, 2014, management took into consideration the enterprise value of the Company as it relates to the transaction it entered into with LAC (see Note 2) when recording its warrant liability as of December 30, 2014 (i.e., the computed value of the warrants was based on their relative fair value as part of the overall transaction discussed above). As a result of certain unobservable inputs, the Company had categorized the warrant liability as of December 30, 2014 as a Level 3 fair value measurement. On March 20, 2015, GSMP exercised all of its outstanding warrants and purchased shares of Common Stock at $25.00 per share based on a fair value of $8.3 million derived from the Levy Investment transaction discussed above in Note 2. The Company recorded a mark-to-market adjustment of $35,000 to reduce the liability during the twenty-four weeks ended June 16, 2015 and then reclassified the balance of the warrant liability of $8.3 million to equity. No warrants were outstanding as of June 16, 2015.

The Company Sub Notes and F&C RHC Sub Notes were paid in entirety on March 20, 2015 and thus no balance was outstanding as of June 16, 2015. The following is a summary of the estimated fair values for the Company’s long-term debt instruments, warrant liability and interest rate cap agreement:

	June 16, 2015		December 30, 2014
(In thousands)	Estimated Fair Value	Book Value	Estimated Fair Value	Book Value
	(Unaudited)
2013 Term Loan	$225,510	$221,782	$199,172	$197,441
2013 Revolver	4,000	4,000	—	—
Company Sub Notes	—	—	34,846	35,887
F&C RHC Sub Notes	—	—	70,962	72,189
Warrant liability	—	—	8,309	8,309
Interest rate cap agreement	1	1	25	25

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

The Company’s assets and liabilities measured at fair value on a recurring basis as of June 16, 2015 and December 30, 2014 were as follows:

(In thousands)	(Unaudited) June 16, 2015	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Interest rate cap	$1	$—	$1	$—

Total assets measured at fair value	$1	$—	$1	$—

	December 30, 2014	Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Warrant liability	$(8,309)	$—	$—	$(8,309)
Interest rate cap	25	—	25	—

Total (liabilities) assets measured at fair value	$(8,284)	$—	$25	$(8,309)

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

6. Other Accrued Liabilities and Other Non-current Liabilities

A summary of other accrued liabilities follows:

(In thousands)	June 16, 2015	December 30, 2014
	(Unaudited)

Employee compensation and related items	$7,605	$7,395
Accrued insurance	7,328	6,198
Accrued sales tax	4,547	3,161
Accrued interest payable	2,140	2,056
Accrued real property tax	1,130	1,301
Accrued bonus	2,231	4,563
Accrued advertising	1,361	2,129
Unearned trade discount, current	415	415
Accrued rent	319	491
Accrued transaction-related costs	173	1,374
Deferred and current income taxes	2,345	193
Other	1,945	2,812

	$31,539	$32,088

A summary of other non-current liabilities follows:

(In thousands)	June 16, 2015	December 30, 2014
	(Unaudited)

Deferred rent liability	$5,307	$4,956
Insurance reserves	5,815	7,289
Unfavorable leasehold interests	4,995	5,308
Unearned trade discount, non-current	2,259	2,445
Deferred gift card income	1,251	1,994
Deferred development and initial franchise fees	1,865	1,685
Accrued restaurant closure costs	843	818
Other	972	959

	$23,307	$25,454

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

7. Shareholders’ Equity

On March 20, 2015, Levy Epic and Levy Epic II made a $120 million minority equity investment in the Company in connection with a stock purchase agreement dated March 12, 2015. Proceeds of $91.2 million from the Levy Investment were used to purchase 2,348,968 new shares of Common Stock. See Note 2 for further details related to this transaction.

Also on March 20, 2015, warrants to purchase 597,802 shares of Common Stock held by GSMP were exercised at a strike price of $25.00 per share based on a fair value of $8.3 million determined from the Levy Investment transaction. GSMP redeemed 384,777 shares upon exercise as payment for the strike price resulting in 213,025 shares of Common Stock issued. The Company recorded a mark-to-market adjustment of $35,000 to reduce the liability during the year ended June 16, 2015 and then reclassified the balance of the warrant liability of $8.3 million to shareholders’ equity.

In connection with the Levy Investment consummated on March 20, 2015, all vested restricted stock units (RSUs) were then immediately settled for shares of Common Stock, net of shares withheld for minimum statutory employee tax withholding obligations and vested stock options were also exercised and shares were issued, net of shares withheld for the applicable option strike price and employee tax withholding obligations. An aggregate of 237,948 shares were issued and 247,552 shares were redeemed for applicable option strike price and employee tax withholding obligations. In exchange for the shares withheld, the Company made payments of $7.5 million related to employee tax withholding obligations.

No RSUs or stock options remained outstanding as of June 16, 2015. The Company recorded stock-based compensation expense of $0.5 million, which included all remaining unrecognized compensation expense related to the accelerated vesting on RSUs and stock options on March 20, 2015, and $0.5 million during the twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively.

8. Income Taxes

The effective income tax rates were 27.2% and 116.6% for the twelve weeks and twenty-four weeks ended June 16, 2015, compared with 164.1% and (64.7)%, for the same periods a year ago. The Company maintains a valuation allowance against its net deferred tax assets, exclusive of deferred tax liabilities related to trademarks and other indefinite lived assets. The change in the valuation allowance significantly impacts the Company’s effective annual tax rate. The income tax provision recorded for the twelve weeks and twenty-four weeks ended June 16, 2015 and June 17, 2014 relates to the increase in our deferred tax liabilities for indefinite-lived assets and current estimated taxes payable. At June 16, 2015, there were no gross unrecognized tax benefits associated with uncertain income tax positions. The Company does not expect a significant increase to its unrecognized tax benefits within the next twelve months. The Company files income tax returns in the United States and all state and local jurisdictions in which it operates that impose an income tax. The federal statutes of limitations have not expired for fiscal years 2011 and forward. The statutes of limitations for the states which the Company maintains operations have not expired for fiscal years 2010 and forward.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

9. Commitments and Contingencies

The primary claims in the Company’s business are workers’ compensation and general liabilities. These insurance programs are self-insured or high deductible programs with excess coverage that management believes is sufficient to adequately protect the Company. In the opinion of management, adequate provision has been made for all incurred claims up to the self-insured or high deductible limits, including provision for estimated claims incurred but not reported. Because of the uncertainty of the ultimate resolution of outstanding claims, as well as the uncertainty regarding claims incurred but not reported, it is possible that management’s provision for these losses could change materially. However, no estimate can currently be made of the range of additional losses.

Purchasing Commitments

The Company enters into various purchase obligations in the ordinary course of business, generally of short term nature. Those that are binding primarily relate to commitments for food purchases and supplies, amounts owed under contractor and subcontractor agreements, orders submitted for equipment for restaurants under construction, information technology service agreements and marketing initiatives, some of which are related to both Company-owned and franchised locations. The Company also has a long-term beverage supply agreement with a major beverage vendor whereby marketing rebates are provided to the Company and its franchisees based upon the volumes of purchases for system-wide restaurants which vary according to demand for beverage syrup. This contract has terms extending into 2021. The Company’s future estimated cash payments under existing contractual purchase obligations for goods and services as of June 16, 2015, are approximately $87.9 million. The Company has excluded agreements that are cancelable without penalty.

Litigation

In July 2013, a former Del Taco employee filed a class action alleging that Del Taco has failed to pay overtime wages and has not appropriately provided meal breaks to its California general managers. Discovery is in process and Del Taco intends to assert all of its defenses to this threatened class action and the individual claims. Del Taco has several defenses to the action that it believes should prevent the certification of the class, as well as the potential assessment of any damages on a class basis. Legal proceedings are inherently unpredictable, and the Company is not able to predict the ultimate outcome or cost of the unresolved matter. However, based on management’s current understanding of the relevant facts and circumstances, the Company does not believe that these proceedings give rise to a probable or estimable loss and should not have a material adverse effect on the Company’s financial position, operations or cash flows. Therefore, Del Taco has not recorded any amount for the claim as of June 16, 2015.

In March 2014, a former Del Taco employee filed a class action that Del Taco has not appropriately provided meal breaks and failed to pay wages to its California hourly employees. Discovery is in process and Del Taco intends to assert all of its defenses to this threatened class action and the individual claims. Del Taco has several defenses to the action that it believes should prevent the certification of the class, as well as the potential assessment of any damages on a class basis. Legal proceedings are inherently unpredictable, and the Company is not able to predict the ultimate outcome or cost of the unresolved matter. However, based on management’s current understanding of the relevant facts and circumstances, the Company does not believe that these proceedings give rise to a probable or estimable loss and should not have a material adverse effect on the Company’s financial position, operations or cash flows. Therefore, Del Taco has not recorded any amount for the claim as of June 16, 2015.

Del Taco Holdings, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(Unaudited)

The Company and its subsidiaries are parties to other legal proceedings incidental to their businesses, including claims alleging the Company’s restaurants do not comply with the Americans with Disabilities Act of 1990. In the opinion of management, based upon information currently available, the ultimate liability with respect to those other actions will not have a material effect on the operating results, cash flows or the financial position of the Company.

10. Subsequent Events

On June 30, 2015, LAC consummated the transactions contemplated by the agreement and plan of merger, dated as of March 12, 2015, by and among LAC, Levy Merger Sub, LLC, LAC’s wholly owned subsidiary, and the Company whereby Levy Merger Sub, LLC merged into Del Taco Holdings and became a wholly owned subsidiary of LAC. Following the completion of the merger, LAC changed its name to Del Taco Restaurants, Inc. and remained a public company listed on NASDAQ. In addition, Del Taco Holdings used $68.6 million of the proceeds from the merger to repay its 2013 senior credit facility.

Del Taco Holdings, Inc. Management’s Discussion and Analysis

of Financial Condition and Results of Operations

The following includes management’s discussion related to Del Taco Holdings, Inc. (Del Taco). The discussion should be read in conjunction with the Condensed Consolidated Financial Statements and related notes thereto included elsewhere in this exhibit to Form 8-K. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Del Taco management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors- Risks Related to Del Taco’s Business and Industry” included in the Definitive Proxy Statement on Schedule 14A filed by Levy Acquisition Corp. with the Securities and Exchange Commission (SEC) on June 11, 2015. We assume no obligation to update any of these forward-looking statements.

Fiscal Year

Del Taco operates on a 52- or 53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2014 is the 52-week period ended December 30, 2014 (Fiscal 2014). Fiscal year 2015 will be a 52-week period ended December 29, 2015 (Fiscal 2015). All comparisons between 2015 and 2014 refer to the twelve weeks (“quarter”) and twenty-four weeks (“year-to-date”) ended June 16, 2015 and June 17, 2014, respectively, unless otherwise indicated.

Overview

Del Taco is a nationwide operator and franchisor of restaurants featuring fresh and fast cuisine, including both Mexican inspired and American classic dishes. There are 547 Del Taco restaurants, a majority of these in the Pacific Southwest. In each of its restaurants, Del Taco’s food is made to order in working kitchens. Del Taco serves its customers fresh and high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional quick service restaurants (“QSRs”). With attributes of both a fast casual restaurant and a QSR — a combination we call QSR+ — Del Taco occupies a place in the restaurant market distinct from its competitors. With a menu designed to appeal to a wide variety of budgets and tastes and recently updated interior and exterior designs across virtually its entire system, Del Taco is poised for growth, operating within the fastest growing segment of the restaurant industry, the limited service restaurant (“LSR”) segment. With an average check of $6.49 during Fiscal 2014, Del Taco offers a compelling value proposition relative to both QSR and fast casual peers.

History

Del Taco was founded in 1964 in Yermo, California, by entrepreneur Edward Hackbarth with the idea of combining traditional American fare with Mexican-inspired food. Del Taco opened its first franchised locations during 1966. In 1976, the business was sold to W.R. Grace & Company, and by the end of 1978, there were 100 restaurants. In 1988, an acquisition combined the Del Taco concept with the Naugles Restaurant chain to create a combined concept of over 270 restaurants. The concept came under new private ownership during the 1990s until it was acquired by a consortium of private equity firms in March 2006 and subsequently recapitalized in May 2010 by equity sponsors, Goldman Sachs Mezzanine Partners (GSMP), Leonard Green & Partners, L.P. (Green), and Charlesbank Capital Partners, LLC (Charlesbank). On June 30, 2015, the Company completed a business combination with Levy Acquisition Corp. (LAC), a publicly traded special purpose acquisition company listed on NASDAQ, and Levy Merger Sub, LLC (Levy Sub) whereby Levy Sub merged into Del Taco Holdings and became a wholly owned subsidiary of LAC. Following the completion of the merger, LAC changed its name to Del Taco Restaurants, Inc. and remained a public company listed on NASDAQ. See Note 10 – “Subsequent Events” in the Notes to the Condensed Consolidated Financial Statements.

Growth Strategies and Outlook

Del Taco is focused on expanding its business, driving restaurant sales growth, enhancing its competitive positioning, and achieving strong earnings per share in the short term and over time.

Del Taco believes it has significant potential for growth in terms of average unit sales, profitability and total number of company-operated and franchised restaurants. Del Taco estimates, based on internal analysis and a study prepared by a leading national consulting firm, a total restaurant potential in the United States of approximately 2,000 domestic locations. For the year ended December 30, 2014, Del Taco opened five new company-operated and six new franchised restaurants, and in Fiscal 2015, Del Taco intends to open six to eight new company-operated and seven to nine new franchised restaurants across established markets within California, Nevada, Oregon, Utah, Idaho, Georgia and Oklahoma. Del Taco plans to accelerate the pace of growth after fiscal year 2016, with an increasing emphasis on growing its system of franchisees. To increase same store sales, Del Taco plans to increase customer frequency, attract new customers, improve throughput and improve per person spend. With a series of new menu initiatives that will roll out over the next 36 months, Del Taco has a strategy to enhance profitability and sales while continuing to deliver on its mission of providing excellent food quickly and at an appealing price. Del Taco believes it is well positioned for future growth, with a developed corporate infrastructure capable of supporting an expanded restaurant base. Additionally, Del Taco believes it has an opportunity to optimize costs and enhance profitability as it benefits from increased economies of scale. However, no aspect of growth is guaranteed.

Highlights and Trends

Same Store Sales

Same store sales growth reflects the change in year-over-year sales for the same store base. Del Taco includes a restaurant in the same store base in the accounting period following its 18th full month of operations. For the twelve weeks ended June 16, 2015 and June 17, 2014, system-wide same store sales increased 6.0% and 4.8%, respectively. For the twenty-four weeks ended June 16, 2015 and June 17, 2014, system-wide same store sales increased 6.9% and 4.6%, respectively. Same store sales at company-operated restaurants increased 5.9% for the twelve weeks ended June 16, 2015 and 4.9% for the twelve weeks ended June 17, 2014. Same store sales at company-operated restaurants increased 6.9% for the twenty-four weeks ended June 16, 2015 and 4.8% for the twenty-four weeks ended June 17, 2014. The increase in company-operated same store sales in the twelve weeks ended June 16, 2015 was driven by an increase in average check size of 3.9% and an increase in traffic of 2.0% compared to the twelve weeks ended June 17, 2014. The increase in company-operated same store sales in the twenty-four weeks ended June 16, 2015 was driven by an increase in average check size of 4.0% and an increase in traffic of 2.9% compared to the twenty-four weeks ended June 17, 2014. Same store sales at franchised restaurants increased 6.2% and 4.6% for the twelve weeks ended June 16, 2015 and June 17, 2014, respectively. Same store sales at franchised restaurants increased 6.9% and 4.3% for the twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively.

Restaurant Development

Del Taco restaurant counts at the end of the twelve weeks and twenty-four weeks ended June 16, 2015, and June 17, 2014, are as follows:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 16, 2015	June 17, 2014	June 16, 2015	June 17, 2014
Company-operated restaurant activity:
Beginning of period	304	301	304	300
Openings	2	1	2	2
Closures	—	—	—	—
Purchased from franchisee	—	—	—	—
Restaurants at end of period	306	302	306	302
Franchised restaurant activity:
Beginning of period	242	246	243	247
Openings	—	1	—	2
Closures	(1)	(3)	(2)	(5)
Restaurants sold to Company	—	—	—	—
Restaurants at end of period	241	244	241	244
Total restaurant activity:
Beginning of period	546	547	547	547
Openings	2	2	2	4
Closures	(1)	(3)	(2)	(5)
Restaurants at end of period	547	546	547	546

Since 2012, Del Taco has focused on repositioning its brand, increasing brand awareness, re-imaging its restaurants, strengthening operational capabilities and refinancing indebtedness to build a foundation for future organic and new unit growth. New restaurant development is expected to contribute to Del Taco’s growth strategy. Del Taco plans to open an estimated six to eight company-operated restaurants in Fiscal 2015. Additionally, Del Taco estimates that franchisees will open seven to nine new restaurants in Fiscal 2015. From time to time Del Taco and its franchisees close restaurants and Del Taco anticipates closing approximately 14 company-operated restaurants in Fiscal 2015, including the 13 restaurants discussed in the “Recent Events” Section.

Restaurant Re-Imaging

Del Taco and its franchisees commenced the Ambience Shake Up (ASU) re-imaging program in 2012 and, as of June 16, 2015, a total of 472 restaurants feature Del Taco’s current image through a re-image or new prototype design, including all 306 restaurants that are company-operated. Del Taco expects over 90% of its restaurant system to feature the current image by the end of 2015. The ASU remodeling program involved a use of cash and impacted net property and depreciation line items on the consolidated balance sheets and statements of comprehensive loss, among others. The cost of the ASU restaurant remodels varied depending on the scope of work required, but on average the company-operated investment was $45,000 per restaurant. Del Taco believes the ASU remodeling program is an important element of their strategy that has led to higher system restaurant sales and a strengthened brand.

Recent Events

On June 30, 2015, Levy Acquisition Corp. and Del Taco completed the business combination whereby Levy Merger Sub, LLC (a newly formed wholly owned subsidiary of LAC) was merged with and into Del Taco, and Del Taco became a wholly owned subsidiary of LAC (the “Merger”). As a result of the Merger, LAC acquired all of the common stock of Del Taco. Following the completion of the Merger, LAC changed its name to Del Taco Restaurants, Inc. and remained a public company listed on NASDAQ. See Note 10 – “Subsequent Events” in the Notes to Condensed Consolidated Financial Statements. In addition, Del Taco used $68.6 million of the proceeds from the Merger to repay its 2013 Senior Credit Facility (the Senior Credit Facility).

Concurrent with the execution of the Agreement and Plan of Merger on March 12, 2015,, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), Del Taco and the Del Taco stockholders entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, Levy Newco Parties purchased 2,348,968 shares from Del Taco for $91.2 million in cash and 740,564 shares directly from existing Del Taco shareholders for $28.8 million in cash (the “Initial Investment”). As a result of this Initial Investment, an aggregate of 3,089,532 shares of Del Taco were purchased by the Levy Newco Parties for total cash consideration of $120.0 million. Concurrent with the completion of the Initial Investment, Del Taco increased its borrowing capacity under its existing term loan credit facility by $25.1 million. Proceeds from the increased borrowings under the 2013 Term Loan, a $10.0 million drawdown under Del Taco’s $40.0 million revolving credit facility, and the $91.2 million received by Del Taco from the sale of Del Taco common stock to the Levy Newco Parties was used to repay the outstanding balance of Del Taco’s subordinated notes of $111.2 million and pay transaction costs. As a result of the repayment of the subordinated notes, Del Taco expects an annual net interest savings of over $13.0 million.

In addition, on March 12, 2015, Del Taco satisfied the rating condition in its Senior Credit Facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25% as of March 25, 2015.

During the year ended December 30, 2014, Del Taco recorded impairment of long-lived assets charges totaling $9.6 million related to thirteen underperforming restaurants that generated negative restaurant contribution of approximately $1.6 million during the 52 weeks ended December 30, 2014. In the second quarter of 2015, Del Taco commenced a plan to close these underperforming restaurants and enter into subleases with third parties. Upon closure, which is expected to occur by the end of 2015, Del Taco expects to record restaurant closure charges that will include the present value of the future lease obligations net of estimated sublease income, as well as brokerage commissions and other direct costs associated with the closure. Del Taco estimates the subleases will include a substantial recovery of the future lease obligation which will help to mitigate the initial restaurant closure charge and the annual cash sublease shortfall.

Key Performance Indicators

In assessing the performance of Del Taco’s business, management utilizes a variety of financial and performance measures. These key measures include company restaurant sales, same store sales, company-operated average unit volumes, restaurant contribution and restaurant contribution margin, number of new restaurant openings, EBITDA and Adjusted EBITDA.

Company Restaurant Sales

Company restaurant sales consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals and other discounts. Company restaurant sales in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, same store sales and per restaurant sales.

Seasonal factors and the timing of holidays cause revenue to fluctuate from quarter to quarter. Revenue per restaurant is typically lower in the first quarter due to reduced January traffic. As a result of seasonality, quarterly and annual results of operations and key performance indicators such as company restaurant sales and same store sales may fluctuate.

Same Store Sales Growth

Del Taco regularly monitors company, franchise and total system same store sales. Same store sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Del Taco includes a restaurant in the same store base in the accounting period following its 18th full month of operations. As of June 16, 2015 and June 17, 2014, there were 298 and 295 restaurants, respectively, in the comparable company-operated restaurant base. As of June 16, 2015 and June 17, 2014, there were 235 and 236 restaurants, respectively, in the comparable franchise-operated restaurant base. This measure highlights the performance of existing restaurants as the impact of new restaurant openings is excluded. Same store sales growth can be generated by an increase in the number of transactions and/or by increases in the average check resulting from a shift in menu mix and/or higher prices resulting from new products, promotions or price increases.

Company-Operated Average Unit Volumes

Del Taco measures company-operated average unit volumes (AUVs) on both a weekly and an annual basis. Weekly AUVs are calculated by dividing the sales from comparable company-operated restaurants over a seven day period from Wednesday to Tuesday by the number of comparable restaurants. Annual AUVs are calculated by dividing sales for the trailing 52-week period for all company-operated restaurants that are in the comparable base by the total number of restaurants in the comparable base for such period. This measurement allows management to assess changes in consumer traffic and spending patterns at Del Taco restaurants and the overall performance of the restaurant base.

Restaurant Contribution and Restaurant Contribution Margin

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

A reconciliation of restaurant contribution to company restaurant sales is provided below:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 16, 2015	June 17, 2014	June 16, 2015	June 17, 2015
	(dollar amounts in thousands)
Company restaurant sales	$93,902	$87,714	$184,785	$171,129
Restaurant operating expenses	75,269	71,642	149,208	140,730

Restaurant contribution	$18,633	$16,072	$35,577	$30,399

Number of New Restaurant Openings

The number of restaurant openings reflects the number of new restaurants opened by Del Taco and its franchisees during a particular reporting period. Before a new restaurant opens, Del Taco and its franchisees incur pre-opening costs, as described below. Some new restaurants open with an initial start-up period of higher than normal sales volumes, which subsequently decrease to stabilized levels. Typically new restaurants experience normal inefficiencies in the form of higher food and paper, labor and other direct operating expenses and, as a result, restaurant contribution margins are generally lower during the start-up period of operation. Typically, the average start-up period after which new company restaurant sales and restaurant operating expenses normalize is approximately 13 to 26 weeks. In new markets, the length of time before average company restaurant sales and restaurant operating expenses for new restaurants stabilize is less predictable and can be longer as a result of limited knowledge of these markets and consumers’ limited awareness of Del Taco’s brand. When Del Taco enters new markets, it may be exposed to start-up times that are longer and restaurant contribution margins that are lower than typical historical experience, and these new restaurants may not be profitable and their sales performance may not follow historical patterns.

EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation, amortization and items that Del Taco does not consider representative of ongoing operating performance, as identified in the reconciliation table below.

EBITDA and Adjusted EBITDA as presented in this quarterly statement are supplemental measures of performance that are neither required by, nor presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income (loss), income from operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of liquidity. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future Del Taco may incur expenses or charges such as those added back to calculate EBITDA and Adjusted EBITDA. Del Taco’s presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of results as reported under GAAP. Some of these limitations include but are not limited to:

(i)	they do not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments;

(ii)	they do not reflect changes in, or cash requirements for, working capital needs;

(iii)	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

(iv)	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

(v)	they do not adjust for all non-cash income or expense items that are reflected in the statements of cash flows;

(vi)	they do not reflect the impact of earnings or charges resulting from matters Del Taco considers not to be indicative of ongoing operations; and

(vii)	other companies in the industry may calculate these measures differently than Del Taco does, limiting their usefulness as comparative measures.

Del Taco compensates for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. Del Taco further compensates for the limitations in the use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

Del Taco believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). Del Taco also presents EBITDA and Adjusted EBITDA because (i) it believes these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in its industry, (ii) it believes investors will find these measures useful in assessing its ability to service or incur indebtedness, and (iii) it uses EBITDA and Adjusted EBITDA internally as benchmarks to compare performance to that of competitors.

The following table sets forth reconciliations of EBITDA and Adjusted EBITDA to net income (loss):

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 16, 2015	June 17, 2014	June 16, 2015	June 17, 2014
	(Amounts in thousands)
Net income (loss)	$4,628	$(140)	$(312)	$(2,027)
Non-GAAP adjustments:
Provision for income taxes	1,731	356	2,189	796
Interest expense, net	4,018	7,189	10,829	15,182
Depreciation and amortization	3,796	4,327	7,588	8,915

EBITDA	$14,173	$11,732	$20,294	$22,866

Stock based compensation expense(a)	—	235	532	522
Loss (gain) loss on disposal of assets(b)	14	(6)	14	(205)

Restaurant closure charges, net(c)	72	(219)	94	(191)
Debt modification costs(d)	2	1,241	137	1,241
Transaction-related costs(e)	877	—	7,193	—
Change in fair value of warrant liability(f)	—	—	(35)	—
Pre-opening costs(g)	129	85	248	190
Insurance reserves adjustment(h)	—	539	—	901

Adjusted EBITDA	$15,267	$13,607	$28,477	$25,324

(a)	Includes non-cash, stock-based compensation.
(b)	(Gain) loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.
(d)	Includes costs associated with debt refinancing transactions in April 2013, April 2014 and March 2015.
(e)	Includes costs related to the strategic sale process which commenced during 2014 and resulted in the stock purchase agreement with the Levy Newco Parties and the Merger Agreement.
(f)	Relates to fair value adjustments to the warrants to purchase shares of common stock of Del Taco that had been issued to certain of the GSMP Parties and their affiliate, all of which were exchanged for shares of common stock of Del Taco on March 20, 2015.
(g)	Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(h)	Includes a $1.8 million increase in fiscal 2014, of which $0.5 million and $0.9 million was related to the twelve and twenty-four weeks ended June 17, 2014, respectively, in workers’ compensation expense due to higher payments and reserves related to underlying claims activity.

Key Financial Definitions

Company Restaurant Sales

Company restaurant sales represents sale of food and beverages in company-operated restaurants, net of promotional allowances, employee meals and other discounts. Company restaurant sales in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, same store sales and per restaurant sales.

Franchise Revenue

Franchise revenue consists of franchise royalty income from the franchisee and, to a lesser extent, franchise fees from franchise owners for new franchise restaurant openings. Franchise fees are recognized when all material obligations have been performed and conditions have been satisfied, typically when operations of a new franchise restaurant have commenced. The fees Del Taco collects upon signing a franchise agreement are deferred until operations have commenced.

Franchise Sublease Income

Franchise sublease income consists of rental income received from franchisees related to properties where Del Taco has subleased a leasehold interest to the franchisee but remains primarily liable to the landlord.

Food and Paper Costs

Food and paper costs include the direct costs associated with food, beverage and packaging of menu items. The components of food and paper costs are variable in nature, change with sales volume and are impacted by menu mix and are subject to increases or decreases based on fluctuations in commodity costs. Other important factors causing fluctuations in food and paper costs include seasonality, promotional activity and restaurant level management of food and paper waste. Food and paper are a significant expense and can be expected to grow proportionally as company restaurant sales grows.

Labor and Related Expenses

Labor and related expenses include all restaurant-level management and hourly labor costs, including wages, benefits, bonuses, workers’ compensation expense, group health insurance, paid leave and payroll taxes. Like other expense items, Del Taco expects labor and related expenses to grow proportionately as company restaurant sales grows. Factors that influence fluctuations in labor and related expenses include minimum wage and payroll tax legislation, health care costs and the performance of Del Taco restaurants.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses include all other restaurant-level operating expenses, such as rent, utilities, restaurant supplies, repairs and maintenance, credit and debit card processing fees, advertising, insurance, common area maintenance, real estate taxes and other restaurant operating costs.

General and Administrative Expenses

General and administrative expenses are comprised of expenses associated with corporate and regional supervision functions that support the operations of existing restaurants and development of new restaurants, including compensation and benefits, travel expenses, stock-based compensation expenses, legal and professional fees, information systems, corporate office occupancy costs and other related corporate costs. Also included are expenses above the restaurant level, including salaries for field management, such as area and regional managers, and franchise operational support. General and administrative expenses are expected to grow as Del Taco grows, including incremental legal, accounting, insurance, investor relations and other expenses that will be incurred as a public company.

Depreciation and Amortization

Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including leasehold improvements and equipment, and amortization of various intangible assets primarily including leasehold interests and franchise rights.

Occupancy and Other – Franchise Subleases

Occupancy and other – franchise subleases includes rent and property taxes paid on properties subleased to franchisees where Del Taco remains primarily liable to the landlord.

Pre-opening Costs

Pre-opening costs are incurred in connection with opening of new restaurants and incurred prior to opening, including restaurant labor related to the hiring and training of restaurant employees, as well as supplies, occupancy and other operating expenses associated with the opening of new restaurants. Pre-opening costs are expensed as incurred.

Impairment of Long-Lived Assets

Del Taco reviews long-lived assets such as leasehold improvements, equipment and intangibles on a unit-by unit basis for impairment whenever events or circumstances indicate the value of the assets may not be recoverable and records an impairment charge when appropriate.

Restaurant Closure Charges, Net

Restaurant closure charges, net, consists primarily of the future obligations associated with the closure or net sublease shortfall of a restaurant, including the present value of future lease obligations net of estimated sublease income, if any, accretion of the liability during the reporting period and any positive or negative adjustments to the liability as more information becomes available.

(Gain) Loss on Disposal of Assets

(Gain) loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements, furniture, fixtures or equipment in the ordinary course of business, net of the amortization of gains on asset sales associated with sale-leaseback transactions that do not qualify for sale-leaseback accounting treatment and gains from disposal of assets related to eminent domain.

Interest Expense, Net

Interest expense, net, consists primarily of interest expense on outstanding debt. Debt issuance costs are amortized at cost over the life of the related debt.

Transaction-Related Costs

Transaction-related costs consists of direct costs incurred in connection with the strategic sale process which commenced during 2014.

Debt Modification Costs

In April 2013, Del Taco refinanced its existing debt by entering into a new senior secured credit facility and incurred charges for a call premium, write-off of previous deferred financing costs and new lender and third party costs.

In April 2014, Del Taco refinanced its existing debt by amending the senior secured credit facility and incurred charges for a write-off of previous deferred financing costs and new lender and third party costs.

In March 2015, Del Taco refinanced its existing debt by amending the senior secured credit facility and incurred lender and third party costs.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value.

Provision for Income Taxes

Provision for income taxes consists of federal and state current and deferred income tax expense.

Results of Operations

Comparison of Results of Operations for the Twelve Weeks Ended June 16, 2015, and June 17, 2014

The following table presents operating results for the twelve weeks ended June 16, 2015 and June 17, 2014 in absolute terms and expressed as a percentage of total revenue, as compared below:

	Twelve Weeks Ended
	June 16, 2015			June 17, 2014			Increase / (Decrease)
(Amounts in thousands)	($)	(%)		($)	(%)		($)	(%)
Statement of Operations Data:
Revenue
Company restaurant sales	$93,902	96.2		$87,714	96.1		$6,188	7.1
Franchise revenue	3,147	3.2		3,015	3.3		132	4.4
Franchise sublease income	554	0.6		515	0.6		39	7.6

Total revenue	97,603	100.0		91,244	100.0		6,359	7.0

Operating expenses
Restaurant operating expenses:
Food and paper costs	26,859	28.6	(1)	25,889	29.5	(1)	970	3.7
Labor and related expenses	28,486	30.3	(1)	26,867	30.6	(1)	1,619	6.0
Occupancy and other operating expenses	19,924	21.2	(1)	18,886	21.5	(1)	1,038	5.5

Total restaurant operating expenses	75,269	80.2	(1)	71,642	81.7	(1)	3,627	5.1
General and administrative	6,550	6.7		6,280	6.9		270	4.3
Depreciation and amortization	3,796	3.9		4,327	4.7		(531)	(12.3)
Occupancy and other-franchise subleases	517	0.5		489	0.5		28	5.7
Pre-opening costs	129	0.1		85	0.1		44	51.8
Restaurant closure charges, net	72	0.1		(219)	(0.2)		291	*
Loss (gain) on disposal of assets	14	*		(6)	*		20	*

Total operating expenses	86,347	88.5		82,598	90.5		3,749	4.5

Income from operations	11,256	11.5		8,646	9.5		2,610	30.2
Other expenses:
Interest expense	4,018	4.1		7,189	7.9		(3,171)	(44.1)
Transaction-related costs	877	0.9		—	—		877	—
Debt modification costs	2	*		1,241	1.4		(1,239)	(99.8)
Change in fair value of warrant liability	—	—		—	—		—	—

Total other expenses	4,897	5.0		8,430	9.2		(3,533)	(41.9)
Income from operations before provision for income taxes	6,359	6.5		216	0.2		6,143	*
Provision for income taxes	1,731	1.8		356	0.4		1,375	*

Net income (loss)	$4,628	4.7		$(140)	(0.2)		$4,768	*

(1)	As a percentage of company restaurant sales.
*	Immaterial/not meaningful

Company Restaurant Sales

Company restaurant sales increased $6.2 million, or 7.1%, for the twelve weeks ended June 16, 2015, primarily due to an increase in company-operated same store sales of $5.0 million, or 5.9%. The growth in company-operated same store sales was primarily the result of an increase in average check size of 3.9% and an increase in traffic of 2.0% compared to the prior period. Company restaurant sales also increased by $1.5 million of additional sales from eight restaurants not in the comparable restaurant base partially offset by a reduction of $0.3 million from the impact of one restaurant closure since the beginning of the first quarter of 2014.

Franchise Revenue

Franchise revenue increased $0.1 million, or 4.4%, for the twelve weeks ended June 16, 2015, primarily due to an increase in franchised same store sales of 6.2%, partially offset by the impact of the net closure of three franchised restaurants since the beginning of the second quarter of 2014.

Franchise Sublease Income

Franchise sublease income remained substantially the same for both twelve week periods ended June 16, 2015 and June 17, 2014.

Food and Paper Costs

Food and paper costs increased $1.0 million, or 3.7%, for the twelve weeks ended June 16, 2015, consisting of a $0.9 million increase in food costs and a $0.1 million increase in paper costs. The increase in food and paper costs was primarily due to increased company restaurant sales and increased commodity costs associated with taco meat, partially offset by reduced costs associated with the renewal of Del Taco’s beverage supply agreement which occurred in mid-2014. Food and paper costs as a percentage of company restaurant sales were 28.6% for the twelve weeks ended June 16, 2015 compared to 29.5% for the twelve weeks ended June 17, 2014. The percentage decrease resulted primarily from modest menu price increases and reduced costs associated with Del Taco’s beverage contract, partially offset by increased commodity costs for Del Taco’s taco meat discussed above during the twelve weeks ended June 16, 2015 compared to the twelve weeks ended June 17, 2014.

Labor and Related Expenses

Labor and related expenses increased $1.6 million, or 6.0%, for the twelve weeks ended June 16, 2015, primarily due to increased labor costs resulting from higher company restaurant sales, the impact from a California minimum wage increase on July 1, 2014, and two new restaurants opened during the twelve weeks ended June 16, 2015, partially offset by a decrease in workers compensation costs. Labor and related expenses as a percentage of company restaurant sales were 30.3% for the twelve weeks ended June 16, 2015 compared to 30.6% for the twelve weeks ended June 17, 2014. This percentage decrease resulted primarily from modest menu price increases and the same store sales increase in traffic which helped to leverage the fixed components of labor costs and decreased workers compensation costs discussed above, partially offset by the impact of the California minimum wage discussed above.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses increased $1.0 million, or 5.5%, for the twelve weeks ended June 16, 2015, primarily due to an increase in operating expenses resulting from higher company restaurant sales, increased credit and debit card processing fees, rent, supplies and uniforms and repairs and maintenance expense. Occupancy and other operating expenses as a percentage of company restaurant sales were 21.2% for the twelve weeks ended June 16, 2015 compared to 21.5% for the twelve weeks ended June 17, 2014. This reduction was primarily due to modest menu price increases and the same store sales increase in traffic which helped to leverage the fixed components of occupancy and other operating expenses, partially offset by the inflation discussed above.

General and Administrative Expenses

General and administrative expenses increased $0.3 million, or 4.3%, for the twelve weeks ended June 16, 2015, primarily due to an increase in performance-based incentive compensation, other compensation and travel related expenses. General and administrative expense as a percentage of total revenue was 6.7% for the twelve weeks ended June 16, 2015 compared to 6.9% for the twelve weeks ended June 17, 2014. This decrease as a percentage of total revenue was primarily due to the absence of stock-based compensation as all previously existing management equity fully vested during the first quarter and the impact from increased total revenues.

Depreciation and Amortization

Depreciation and amortization decreased $0.5 million, or 12.3%, for the twelve weeks ended June 16, 2015, primarily due to impaired assets in the prior year and certain assets which became fully depreciated during the twelve weeks ended June 16, 2015. Depreciation and amortization as a percentage of total revenue decreased to 3.9% during the twelve weeks ended June 16, 2015 compared to 4.7% during the twelve weeks ended June 17, 2014.

Occupancy and Other – Franchise Sublease

Occupancy and other – franchise sublease remained substantially the same for both twelve week periods ended June 16, 2015 and June 17, 2014.

Pre-opening Costs

Pre-opening costs remained substantially the same for both twelve week periods ended June 16, 2015 and June 17, 2014. As a percentage of total revenue, pre-opening costs remained the same at 0.1% during the twelve weeks ended June 16, 2015 and June 17, 2014.

Restaurant Closure Charges, net

Restaurant closure charges, net, remained substantially the same for both twelve week periods ended June 16, 2015 and June 17, 2014. Restaurant closure charges, net, as a percentage of total revenue increased to 0.1% during the twelve weeks ended June 16, 2015 compared to (0.2%) during the twelve weeks ended June 17, 2014.

Loss (Gain) on Disposal of Assets

Loss (gain) on disposal of assets remained substantially the same for both twelve weeks ended June 16, 2015 and June 17, 2014.

Interest Expense, Net

Interest expense, net, decreased $3.2 million, or 44.1%, for the twelve weeks ended June 16, 2015, primarily due to benefits from the debt refinance in March 2015 (2015 Refinancing) and debt refinance in April 2014 (2014 Refinancing) including reduced interest rates on the senior secured credit facility with the 2014 Refinancing and a lower proportion of subordinated note debt outstanding after the 2014 Refinancing as well as the subordinated note debt being entirely paid off with the 2015 Refinancing partially offset by increased borrowing on the Company’s Senior Credit Facility and revolving credit facility.

Transaction-Related Costs

Transaction-related costs totaling $0.9 million during the twelve weeks ended June 16, 2015 consists of direct costs incurred in connection with the Levy merger transaction which closed on June 30, 2015.

Debt Modification Costs

Debt modification costs totaled $1.2 million during the twelve weeks ended June 17, 2014 and related to the 2014 Refinancing whereby additional senior secured debt was raised through an amendment to Del Taco’s senior secured credit facility and the proceeds were used to partially redeem the subordinated notes. There was no such modification during the twelve weeks ended June 16, 2015.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability required no adjustment during the twelve week periods ended June 16, 2015 and June 17, 2014. The warrant liability was reclassified to equity on March 20, 2015 in connection with the Initial Investment.

Provision for Income Taxes

The effective income tax rates were 27.2% and 164.1% for the twelve weeks ended June 16, 2015 and June 17, 2014, respectively. The provision for income taxes consisted of income tax expense of $1.7 million for the twelve weeks ended June 16, 2015 and $0.4 million for the twelve weeks ended June 17, 2014. The income tax expense related to the twelve weeks ended June 16, 2015 was related to an increase in Del Taco’s deferred tax liabilities for indefinite-lived assets and the current estimated taxes payable. During the twelve weeks ended June 17, 2014, the provision for income taxes consisted of an income tax expense of $0.4 million, primarily related to the effect of changes in deferred tax liabilities for indefinite-lived assets.

Comparison of Results of Operations for the Twenty-Four Weeks Ended June 16, 2015, and June 17, 2014

The following table presents operating results for the twenty-four weeks ended June 16, 2015 and June 17, 2014 in absolute terms and expressed as a percentage of total revenue, as compared below:

	Twenty-Four Weeks Ended
	June 16, 2015			June 17, 2014			Increase / (Decrease)
(Amounts in thousands)	($)	(%)		($)	(%)		($)	(%)
Statement of Operations Data:
Revenue
Company restaurant sales	$184,785	96.2		$171,129	96.2		$13,656	8.0
Franchise revenue	6,148	3.2		5,783	3.2		365	6.3
Franchise sublease income	1,088	0.6		1,002	0.6		86	8.6

Total revenue	192,021	100.0		177,914	100.0		14,107	7.9

Operating expenses
Restaurant operating expenses:
Food and paper costs	52,841	28.6	(1)	50,628	29.6	(1)	2,213	4.4
Labor and related expenses	56,409	30.5	(1)	52,672	30.8	(1)	3,737	7.1
Occupancy and other operating expenses	39,958	21.6	(1)	37,430	21.9	(1)	2,528	6.8

Total restaurant operating expenses	149,208	80.7	(1)	140,730	82.2	(1)	8,478	6.0
General and administrative	13,846	7.2		12,329	6.9		1,517	12.3
Depreciation and amortization	7,588	4.0		8,915	5.0		(1,327)	(14.9)
Occupancy and other-franchise subleases	1,022	0.5		954	0.5		68	7.1
Pre-opening costs	248	0.1		190	0.1		58	30.5
Restaurant closure charges, net	94	*		(191)	(0.1)		285	*
Loss (gain) loss on disposal of assets	14	*		(205)	(0.1)		219	*

Total operating expenses	172,020	89.6		162,722	91.5		9,298	5.7

Income from operations	20,001	10.4		15,192	8.5		4,809	31.7
Other expenses:
Interest expense	10,829	5.6		15,182	8.5		(4,353)	(28.7)
Transaction-related costs	7,193	3.7		—	—		7,193	—
Debt modification costs	137	0.1		1,241	0.7		(1,104)	(89.0)
Change in fair value of warrant liability	(35)	*		—	—		(35)	—

Total other expenses	18,124	9.4		16,423	9.2		1,701	10.4
Income (loss) from operations before provision for income taxes	1,877	1.0		(1,231)	(0.7)		3,108	*
Provision for income taxes	2,189	1.2		796	0.4		1,393	*

Net income (loss)	$(312)	(0.2)		$(2,027)	(1.1)		$1,715	(84.6)

(1)	As a percentage of company restaurant sales.
*	Immaterial/not meaningful

Company Restaurant Sales

Company restaurant sales increased $13.7 million, or 8.0%, for the twenty-four weeks ended June 16, 2015, primarily due to an increase in company-operated same store sales of $11.3 million, or 6.9%. The growth in company-operated same store sales was primarily the result of an increase in average check size of 4.0% and an increase in traffic of 2.9% compared to the prior period. Company restaurant sales also increased by $3.0 million of additional sales from eight restaurants not in the comparable restaurant base partially offset by a reduction of $0.7 million from the impact of one restaurant closure since the beginning of the first quarter of 2014.

Franchise Revenue

Franchise revenue increased $0.4 million, or 6.3%, for the twenty-four weeks ended June 16, 2015, primarily due to an increase in franchised same store sales of 6.9%, partially offset by the impact of the net closure of five franchised restaurants since the beginning of the first quarter of 2014.

Franchise Sublease Income

Franchise sublease income remained substantially the same for both twenty-four week periods ended June 16, 2015 and June 17, 2014.

Food and Paper Costs

Food and paper costs increased $2.2 million, or 4.4%, for the twenty-four weeks ended June 16, 2015, primarily due to increased company restaurant sales and increased commodity costs associated with taco meat, partially offset by reduced costs associated with the renewal of Del Taco’s beverage supply agreement which occurred in mid-2014. Food and paper costs as a percentage of company restaurant sales were 28.6% for the twelve weeks ended June 16, 2015 compared to 29.6% for the twenty-four weeks ended June 17, 2014. The percentage decrease resulted primarily from modest menu price increases and reduced costs associated with Del Taco’s beverage contract discussed above, partially offset by increased commodity costs for Del Taco’s taco meat during the twenty-four weeks ended June 16, 2015 compared to the twenty-four weeks ended June 17, 2014.

Labor and Related Expenses

Labor and related expenses increased $3.7 million, or 7.1%, for the twenty-four weeks ended June 16, 2015, primarily due to increased labor costs resulting from higher company restaurant sales, the impact from a California minimum wage increase on July 1, 2014 and two new company restaurants opened during 2015, partially offset by a decrease in workers compensation costs. Labor and related expenses as a percentage of company restaurant sales were 30.5% for the twenty-four weeks ended June 16, 2015 compared to 30.8% for the twelve weeks ended June 17, 2014. This percentage decrease resulted primarily from menu modest price increases and the same store sales increase in traffic which helps to leverage the fixed components of labor costs and decreased workers compensation costs discussed above, partially offset by the impact of the California minimum wage discussed above.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses increased $2.5 million, or 6.8%, for the twenty-four weeks ended June 16, 2015, primarily due to an increase in operating expenses resulting from higher company restaurant sales, increased credit and debit card processing fees, rent, advertising, supplies and uniforms and repairs and maintenance expense. Occupancy and other operating expenses as a percentage of company restaurant sales were 21.6% for the twenty-four weeks ended June 16, 2015 compared to 21.9% for the twenty-four weeks ended June 17, 2014. This reduction was primarily due to modest menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of occupancy and other operating expenses, partially offset by the inflation discussed above.

General and Administrative Expenses

General and administrative expenses increased $1.5 million, or 12.3%, for the twenty-four weeks ended June 16, 2015, primarily due to an increase in performance-based incentive compensation, other compensation and travel related expenses. General and administrative expense as a percentage of total revenue was 7.2% for the twenty-four weeks ended June 16, 2015 compared to 6.9% for the twenty-four weeks ended June 17, 2014 and was due to the above mentioned cost increases partially offset by the increased revenues.

Depreciation and Amortization

Depreciation and amortization decreased $1.3 million, or 14.9%, for the twenty-four weeks ended June 16, 2015, primarily due to impaired assets in the prior year and certain assets which became fully depreciated during the twenty-four weeks ended June 16, 2015. Depreciation and amortization as a percentage of total revenue decreased to 4.0% during the twenty-four weeks ended June 16, 2015 compared to 5.0% during the twenty-four weeks ended June 17, 2014.

Occupancy and Other – Franchise Sublease

Occupancy and other – franchise sublease remained substantially the same for both twenty-four week periods ended June 16, 2015 and June 17, 2014. As a percentage of total revenue, occupancy and other – franchise sublease remained the same at 0.5% during the twenty-four weeks ended June 16, 2015 and June 17, 2014.

Pre-opening Costs

Pre-opening costs remained substantially the same for both twenty-four week periods ended June 16, 2015 and June 17, 2014. As a percentage of total revenue, pre-opening costs remained the same at 0.1% during the twenty-four weeks ended June 16, 2015 and June 17, 2014.

Restaurant Closure Charges, net

Restaurant closure charges, net, remained substantially the same for both twenty-four week periods ended June 16, 2015 and June 17, 2014.

Loss (Gain) on Disposal of Assets

Loss (gain) on disposal of assets remained substantially the same for both twenty-four weeks ended June 16, 2015 and June 17, 2014.

Interest Expense, Net

Interest expense, net, decreased $4.4 million, or 28.7%, for the twenty-four weeks ended June 16, 2015, primarily due to benefits from the debt refinance in March 2015 (2015 Refinancing) and debt refinance in April 2014 (2014 Refinancing) including reduced interest rates on the senior secured credit facility with the 2014 Refinancing and a lower proportion of subordinated note debt outstanding after the 2014 Refinancing as well as the subordinated note debt being entirely paid off with the 2015 Refinancing partially offset by increased borrowing on the Senior Credit Facility and Revolver.

Transaction-Related Costs

Transaction-related costs totaling $7.2 million during the twenty-four weeks ended June 16, 2015 consists of direct costs incurred in connection with the Initial Investment on March 20, 2015 and Levy merger transaction which closed on June 30, 2015.

Debt Modification Costs

Debt modification costs totaled $0.1 million during the twenty-four weeks ended June 16, 2015 and related to the 2015 Refinancing whereby additional senior secured debt was raised through an amendment to Del Taco’s senior secured credit facility and the proceeds were used to fully redeem the subordinated notes. Debt modification costs totaled $1.2 million during the twenty-four weeks ended June 17, 2014 and related to the 2014 Refinancing whereby additional senior secured debt was raised through an amendment to Del Taco’s senior secured credit facility and the proceeds were used to partially redeem the subordinated notes.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value for the twenty-four week periods ended June 16, 2015 while no adjustment was required for the twenty-four week period ended June 17, 2014.

Provision for Income Taxes

The effective income tax rates were 116.6% and (64.7)% for the twenty-four weeks ended June 16, 2015 and June 17, 2014, respectively. The provision for income taxes consisted of income tax expense of $2.2 million for the twenty-four weeks ended June 16, 2015 and $0.8 million for the twenty-four weeks ended June 17, 2014. The income tax expense related to the twenty-four weeks ended June 16, 2015 consisted of an income tax expense of $2.2 million primarily related to the effect of changes in deferred tax liabilities for indefinite-lived assets and the current estimated taxes payable. During the twenty-four weeks ended June 17, 2014, the provision for income taxes consisted of an income tax expense of $0.8 million, primarily related to the effect of changes in deferred tax liabilities for indefinite-lived assets.

Liquidity and Capital Resources

Potential Impacts of Market Conditions on Capital Resources

Del Taco continues to experience positive trends in consumer traffic and increases in same store sales, operating cash flows and restaurant contribution margin. However, the restaurant industry continues to be challenged and uncertainty exists as to the sustainability of these favorable trends.

Del Taco believes that expected cash flow from operations, available cash of $7.5 million at June 16, 2015 and available borrowing capacity of $18.4 million at June 16, 2015 will be adequate to fund debt service requirements, operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, the ability to continue to meet these requirements and obligations will depend on, among other things, the ability to achieve anticipated levels of revenue and cash flow and the ability to manage costs and working capital successfully.

Summary of Cash Flows

Del Taco’s primary sources of liquidity and capital resources have been cash provided from operations, cash and cash equivalents, and its senior secured credit facilities. Del Taco’s primary requirements for liquidity and capital are new restaurants, existing restaurant capital investments (primarily maintenance), investments in infrastructure and information technology, principal and interest payments on debt, lease obligations and working capital and general corporate needs. The working capital requirements are not significant since customers pay for their purchases in cash or by payment card (credit or debit) at the time of sale. Thus, Del Taco is able to sell many inventory items before it has to pay suppliers for such items since it typically has payment terms for its food and paper suppliers. Del Taco restaurants do not require significant inventories.

The following table presents summary cash flow information for the periods indicated (in thousands).

	Twenty-Four Weeks Ended
(Amounts in thousands)	June 16, 2015	June 17, 2014
Net cash provided by (used in)
Operating activities	$10,862	$22,132
Investing activities	(13,791)	(8,310)
Financing activities	1,885	(10,910)

Net (decrease) increase in cash	$(1,044)	$2,912

Cash Flows Provided by Operating Activities

For the twenty-four weeks ended June 16, 2015, net cash provided by operating activities decreased by $11.3 million as compared to the twenty-four weeks ended June 17, 2014, primarily due to payments of transaction-related costs of $7.2 million, of which $1.4 million was accrued at December 30, 2014, and payment of interest for the subordinated notes of $3.1 million for the twenty-four weeks ended June 16, 2015 in connection with the full repayment of the subordinated notes on March 20, 2015 as well as payments related to incentive compensation.

Cash Flows Used in Investing Activities

Cash used in investing activities increased by $5.5 million during the twenty-four weeks ended June 16, 2015 as compared to the twenty-four weeks ended June 17, 2014 primarily due to an increase in purchases of property and equipment related to stores scheduled to open in Fiscal 2015 and the installation of new beverage dispensing systems.

Cash Flows Provided by Financing Activities

Cash provided by financing activities increased by $12.8 million during the twenty-four weeks ended June 16, 2015 as compared to the twenty-four weeks ended June 17, 2014 primarily due to proceeds received from the Levy Initial Investment and additional borrowings on the senior secured credit facility partially offset by the payment of employee tax withholdings related to stock option exercises and distribution of RSUs in connection with the Levy Initial Investment and the full redemption of the subordinated notes.

Debt and Other Obligations

Senior Credit Facility

On April 1, 2013, Del Taco entered into a Senior Credit Facility in the amount of $215 million consisting of a $175.0 million Term Loan and $40.0 million Revolver with maturity dates of October 1, 2018 and April 1, 2018, respectively. On April 21, 2014, Del Taco amended the Senior Credit Facility whereby the then outstanding balance of the Term Loan was increased by $62.0 million to $220.0 million and the revolving credit facility remained at $40 million. The amended Term Loan bears interest at LIBOR (not to be less than 1.00%) plus a margin of 4.50%. Principal borrowings are payable on a quarterly basis in the amount of $550,000 beginning on June 30, 2014, with mandatory annual prepayment equal to 50% of excess cash flow beginning in Fiscal 2015 which may be reduced by voluntary prepayments made during the fiscal year and which may be further reduced if the senior leverage ratio is less than 2.75 to 1.00. Any remaining principal and accrued interest is payable in full at maturity on October 1, 2018. Del Taco made mandatory and voluntary prepayments on the Term Loan in the aggregate of $22.5 million during Fiscal 2014. The voluntary prepayments have been designated to cover the mandatory quarterly principal payments through the maturity of the Term Loan in October 2018. As discussed in Recent Events above, on March 20, 2015, Del Taco increased the borrowings on its Senior Credit Facility by $25.1 million and borrowed $10.0 million on its revolver. In addition, as discussed in Recent Events above, on March 12, 2015, Del Taco satisfied the rating condition in its Senior Credit Facility resulting in a decrease in interest rates to LIBOR (not to be less than

1.00%) plus a margin of 4.25% as of March 25, 2015. As of June 16, 2015 there was $4.0 million borrowings under the revolver and $227.1 million borrowings under the Term Loan. Unused revolver capacity at June 16, 2015 was $18.4 million. As discussed in “Recent Events” above, Del Taco used $68.6 million of the proceeds from the Merger to repay its 2013 Senior Credit Facility.

Subordinated Notes

On May 18, 2010, Del Taco underwent a restructuring transaction (the Restructuring). In connection with the Restructuring, Sagittarius Restaurants LLC (Sagittarius) and F&C Restaurant Holding Co. (F&C RHC), wholly owned subsidiaries of Del Taco, issued subordinated notes in the aggregate principal amount of $110.0 million (Company Sub Notes) and $40.0 million (F&C RHC Sub Notes), respectively to GSMP, Green and Charlesbank and issued warrants to purchase 597,802 shares of common stock of Del Taco to GSMP. Both the Company Sub Notes and F&C RHC Sub Notes had no scheduled principal repayments until their scheduled maturity on April 29, 2022 and March 29, 2019, respectively, and had an interest rate of 13.0%, with interest accrued to principal. The aggregate balance outstanding on the Company Sub Notes and F&C RHC Sub Notes, including interest accrued to principal was $108.1 million and $155.2 million for Fiscal 2014 and Fiscal 2013, respectively. The outstanding balance of the Company Sub Notes and F&C RHC Sub Notes of $111.2 million in aggregate was paid in full on March 20, 2015 as discussed in Recent Events above.

Hedging Arrangements

Effective June 30, 2013, Del Taco entered into an interest rate cap agreement with a three-year term with a fixed notional amount of $87.5 million of the Term Loan that effectively converted that portion of the loan outstanding from variable rate debt to capped variable rate debt, resulting in a change in the applicable interest rate from an interest rate of three-month LIBOR plus the applicable percentage (as provided by the Senior Credit Facility) to a capped interest rate of 1.00% to 2.25% plus the applicable percentage.

As of June 16, 2015, Del Taco was hedging forecasted transactions expected to occur through June 30, 2015. As of the July 1, 2015 reset date, however, Del Taco elected the one-month LIBOR rate option for its variable rate interest payments on term balances equal to or in excess of the applicable notional amount of the interest rate cap agreement, and as a result, this hedge will not remain effective. Therefore, approximately $0.4 million is expected to be reclassified into interest expense from other comprehensive income during fiscal third quarter 2015.

Contractual Obligations

The following table represents Del Taco’s contractual commitments (which include expected interest expense, calculated based on current interest rates) to make future payments pursuant to debt and other obligations disclosed above and pursuant to restaurant operating leases outstanding as of June 16, 2015:

	Payments Due by Period
(Amounts in thousands)	Total	Remaining 2015	2016 - 2017	2018 - 2019	2020 and thereafter
Operating leases	$219,223	$12,671	$45,564	$39,545	$121,443
Capital leases and deemed landlord financing	31,490	1,842	6,105	4,646	18,897
Long-term debt	231,100	—	—	231,100	—
Interest on long-term debt (1)	42,799	7,008	26,030	9,761	—
Purchase commitments (2)	87,880	8,093	30,234	28,684	20,869

Total (3)	$612,492	$29,614	$107,933	$313,736	$161,209

(1)	Interest on long-term debt includes quarterly interest due on the term loan and revolver at interest rates of 5.25% and 4.63%, respectively, and a 0.5% interest rate on the unused balance of the revolver.
(2)	Purchase commitments included in the table above are for commitments in excess of one year related to both Company-operated and franchised restaurants for food purchases and supplies, information technology service agreements and a long-term beverage supply agreement.
(3)	The above table excludes purchase commitments related to certain vendors that supply food products, construction, marketing and other service-related arrangements which occur in the normal course of business and are typically short-term in nature. Other obligations excluded from the above table include contingent rent payments, property taxes, insurance payments and common area maintenance costs.

Off-Balance Sheet and Other Arrangements

At June 16, 2015, Del Taco had a $40.0 million revolving credit facility of which $17.6 million was reserved for outstanding letters of credit and $18.4 million was unused and available for borrowings. Del Taco did not have any other material off-balance sheet arrangements, except for restaurant operating leases entered into in the normal course of business.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Del Taco is exposed to market risk from changes in interest rates on debt, which bears interest at variable rates and currently has a LIBOR floor of 1.0%. As of June 16, 2015, Del Taco had outstanding variable rate borrowings of $231.1 million. A 1.00% increase in the effective interest rate applied to this borrowing would result in a pre-tax interest expense increase of $2.3 million on an annualized basis.

Del Taco manages interest rate risk through normal operating and financing activities and, when determined appropriate, through the use of derivative financial instruments.

To mitigate exposure to fluctuations in interest rates, Del Taco entered into an interest rate cap agreement as discussed above under “—Liquidity and Capital Resources—Debt and Other Obligations—Hedging Arrangements” above.

Commodity Price Risk

Del Taco purchases certain products that are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within its control. Although these products are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements used contain risk management techniques designed to minimize price volatility. In many cases, Del Taco believes it will be able to address material commodity cost increases by adjusting menu pricing or making other operational adjustments that increase productivity. However, increases in commodity prices, without adjustments to menu prices, could increase restaurant operating costs as a percentage of restaurant sales.

Inflation

Inflation has an impact on food, paper, construction, utility, labor and benefits, rent, general and administrative and other costs, all of which can materially impact operations. Del Taco has a substantial number of hourly employees who are paid wage rates at or based on the applicable federal, state or local minimum wage and increases in the minimum wage will increase labor costs. Since July 1, 2014, the State of California (where a majority of company-operated restaurants are located) has had a minimum wage of $9.00 per hour. From January 1, 2008 to June 30, 2014, California minimum wage had been $8.00 per hour. The California minimum wage is scheduled to rise to $10.00 per hour on January 1, 2016. In addition, the Los Angeles City Council for the City of Los Angeles,

California voted in May 2015, subject to city voter approval, to increase minimum wage in the City of Los Angeles to $15.00 per hour by 2020 with the first phase of the wage increase to $10.50 effective on July 1, 2015. This ordinance would impact 22 company-owned restaurants and 5 franchise-owned restaurants in the City of Los Angeles. In general, Del Taco has been able to substantially offset costs increases resulting from inflation by increasing menu prices, managing menu mix, improving productivity or through other adjustments. Del Taco may or may not be able to offset cost increases in the future.

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Del Taco believes that such estimates have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the consolidated financial statements. Actual results could differ from these estimates. Del Taco’s significant estimates include estimates for impairment of goodwill, intangible assets and property and equipment, insurance reserves, restaurant closure reserves, stock-based compensation, contingent liabilities and income tax valuation allowances.

Accounting policies are an integral part of Del Taco’s financial statements. A thorough understanding of these accounting policies is essential when reviewing Del Taco’s reported results of operations and Del Taco’s financial position. Management believes that the critical accounting policies and estimates involve the most difficult management judgments due to the sensitivity of the methods and assumptions used. For a description of Del Taco’s critical accounting policies, refer to “Critical Accounting Policies” in “Del Taco Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Del Taco Restaurant, Inc.’s. Current Report on Form 8-K filed with the SEC on July 2, 2015. There have been no material changes in any of Del Taco critical accounting policies during the twelve week period ended June 16, 2015.

Recently Adopted and Recently Issued Accounting Standards

See Note 2 in the accompanying condensed consolidated financial statements for a description of the recently issued accounting standards.